SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

Trico Marine Services, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
896106200
(CUSIP Number)
October 17, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	896106200	13 G	Page	2	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alleghany Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,100,000(1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,100,000(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,100,000(1)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	7.1%

12	TYPE OF REPORTING PERSON

	CO
(1) The shares are owned directly by Capitol Indemnity Corporation (“CIC”), Capitol Specialty Insurance Company (“CSIC”), Employers Direct Insurance Company (“EDIC”), Platte River Insurance Company (“PRC”) and RSUI Indemnity Company (“RIC”). Alleghany Capital Partners LLC (“ACP”) acts as an investment manager for each of CIC, CSIC, EDIC, PRC and RIC pursuant to an investment management agreement with each such company, whereby, among other things, ACP has been granted voting power over the shares of common stock of the issuer owned of record by each such company. Capitol Transamerica Corporation (“CATA”) owns 100% of the issued and outstanding stock of CIC and CSIC. Employers Direct Corporation (“EDC”) owns 100% of the issued and outstanding stock of EDIC. RSUI Group, Inc. (“RSUI Group”) owns 100% of the issued and outstanding stock of RIC. Alleghany Insurance Holdings LLC (“AIHL”) owns 100% of the issued and outstanding stock of CATA, PRC and RSUI Group, 100% of the equity interests in ACP and 98.5% of the issued and outstanding stock of EDC. Alleghany Corporation (“Alleghany”) owns 100% of the equity interests in AIHL.

CUSIP No.	896106200	13 G	Page	3	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alleghany Insurance Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,100,000(2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,100,000(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,100,000(2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	7.1%

12	TYPE OF REPORTING PERSON

	OO
(2) The shares are owned directly by CIC, CSIC, EDIC, PRC and RIC. AIHL owns 100% of the issued and outstanding stock of (i) PRC, (ii) CATA, the parent company of CIC and CSIC and (iii) RSUI Group, the parent company of RIC. AIHL owns 98.5% of the issued and outstanding stock of the EDC, the parent company of EDIC. AIHL owns 100% of the equity interests in ACP, the investment manager for each of CIC, CSIC, EDIC, PRC and RIC.

CUSIP No.	896106200	13 G	Page	4	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alleghany Capital Partners LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,100,000(3)

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,100,000(3)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

1,100,000(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,100,000(3)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.1%

12	TYPE OF REPORTING PERSON

OO
(3) The shares are owned directly by CIC, CSIC, EDIC, PRC and RIC, each of which is a party to an investment management agreement with ACP whereby, among other things, ACP has been granted voting power over the shares of common stock of the issuer owned of record by each such company.

CUSIP No.	896106200	13 G	Page	5	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Capitol Transamerica Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Wisconsin

	5	SOLE VOTING POWER

NUMBER OF		222,500(4)

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		222,500(4)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

222,500(4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

222,500(4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.4%

12	TYPE OF REPORTING PERSON

CO
(4) The shares are owned directly by CIC and CSIC, each of which is a wholly-owned subsidiary of CATA.

CUSIP No.	896106200	13 G	Page	6	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Employers Direct Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		55,000(5)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		55,000(5)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	55,000(5)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.4%

12	TYPE OF REPORTING PERSON

	CO
(5) The shares are owned directly by EDIC, of which EDC owns 98.5% of the issued and outstanding stock.

CUSIP No.	896106200	13 G	Page	7	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Platte River Insurance Company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nebraska

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		37,500

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		37,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	37,500

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.2%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	8	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON RSUI Group, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		785,000(6)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		785,000(6)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	785,000(6)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.1%

12	TYPE OF REPORTING PERSON

	CO
(6) The shares are owned directly by RIC, of which RSUI Group owns 100% of the issued and outstanding stock.

CUSIP No.	896106200	13 G	Page	9	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Capitol Indemnity Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Wisconsin

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		200,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		200,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	200,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	1.3%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	10	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Capitol Specialty Insurance Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Wisconsin

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		22,500

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		22,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	22,500

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.1%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	11	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Employers Direct Insurance Company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		55,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		55,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	55,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.4%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	12	of	21 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON RSUI Indemnity Company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	New Hampshire

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		785,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		785,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	785,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.1%

12	TYPE OF REPORTING PERSON

	IC

CUSIP No.	896106200	13 G	Page	13	of	21 Pages
Item 1(a) Name of Issuer
     Trico Marine Services, Inc.
Item 1(b) Address of Issuer’s Principal Executive Offices
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
Item 2(a) Name of Person Filing:
Alleghany Corporation
Alleghany Insurance Holdings LLC
Alleghany Capital Partners LLC
Capitol Transamerica Corporation
Employers Direct Corporation
Platte River Insurance Company
RSUI Group, Inc.
Capitol Indemnity Corporation
Capitol Specialty Insurance Corporation
Employers Direct Insurance Company
RSUI Indemnity Company
Item 2(b) Address of Principal Business Office or, if none, Residence:
     See Item 2(c)
Item 2(c) Citizenship:
Alleghany Corporation
7 Times Square Tower, 17th Floor
New York, NY 10036
Delaware corporation
Alleghany Capital Partners LLC
7 Times Square Tower, 17th Floor
New York, NY 10036
Delaware limited liability company
Employers Direct Corporation
30301 Agoura Road
Agoura Hills, CA 91301
Delaware corporation
RSUI Group, Inc.
945 East Paces Ferry Road
Atlanta, GA 30326
Delaware corporation
Capitol Specialty Insurance Corporation
1600 Aspen Commons
Middleton, WI 53562
Wisconsin corporation
RSUI Indemnity Company
945 East Paces Ferry Road
Atlanta, GA 30326
New Hampshire corporation
Alleghany Insurance Holdings LLC
7 Times Square Tower, 17th Floor
New York, NY 10036
Delaware limited liability company
Capitol Transamerica Corporation
1600 Aspen Commons
Middleton, WI 53562
Wisconsin corporation
Platte River Insurance Company
1600 Aspen Commons
Middleton, WI 53562
Wisconsin corporation
Capitol Indemnity Corporation
1600 Aspen Commons
Middleton, WI 53562
Wisconsin corporation
Employers Direct Insurance Company
30301 Agoura Road
Agoura Hills, CA 91301
California corporation

CUSIP No.	896106200	13 G	Page	14	of	21 Pages
Item 2(d) Title of Class of Securities
     Common Stock
Item 2(e) CUSIP Number
     896106200
Item 3 If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     This Statement is filed on behalf of (i) Alleghany Corporation (“Alleghany”), (ii) Alleghany Insurance Holdings LLC (“AIHL”), a wholly owned subsidiary of Alleghany, (iii) Alleghany Capital Partners LLC (“ACP”), a wholly owned subsidiary of AIHL, (iv) RSUI Group, Inc. (“RSUI Group”), Capitol Transamerica Corporation (“CATA”) and Platte River Insurance Company, each of which is a wholly owned subsidiary of AIHL, (v) Employers Direct Corporation (“EDC”), a 98.5% owned subsidiary of AIHL, (vi) RSUI Indemnity Company, a wholly owned subsidiary of RSUI Group, (vii) Capitol Indemnity Corporation and Capitol Specialty Insurance Corporation, each of which is a wholly owned subsidiary of CATA and (viii) Employers Direct Insurance Company, a wholly owned subsidiary of EDC. ACP acts as an investment manager for each of CIC, CSIC, EDIC, PRC and RIC pursuant to an investment management agreement with each such company, whereby, among other things, ACP has been granted voting power over the shares of common stock of the issuer owned of record by each such company.
Item 4 Ownership
(a)	Amount beneficially owned

See the Cover Pages for each of the Reporting Persons

(b)	Percent of class

See the Cover Pages for each of the Reporting Persons

(c)	Number of shares to which person has
(i)	sole power to vote or direct the vote

(ii)	shared power to vote or direct the vote

(iii)	sole power to dispose or to direct disposition

(iv)	shared power to dispose or to direct disposition
See the Cover Pages for each of the Reporting Persons
Item 5 Ownership of Five Percent or Less of a Class
     Not Applicable
Item 6 Ownership of More than Five Percent on Behalf of Another Person
     Not Applicable

CUSIP No.	896106200	13 G	Page	15	of	21 Pages

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
     Not Applicable
Item 8 Identification and Classification of Members of the Group
     See Exhibit A
Item 9 Notice of Dissolution of Group
     Not Applicable
Item 10 Certification
By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.	896106200	13 G	Page	16	of	21 Pages
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

October 27, 2008	ALLEGHANY CORPORATION
	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President — Finance and Investments, Chief Financial Officer

October 27, 2008	ALLEGHANY INSURANCE HOLDINGS LLC
	By:	/s/ Roger G. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President

October 27, 2008	ALLEGHANY CAPITAL PARTNERS LLC
	By:	/s/ Nicholas J. Spencer
		Name:	Nicholas J. Spencer
		Title:	President and Chief Executive Officer

October 27, 2008	CAPITOL TRANSAMERICA CORPORATION
	By:	/s/ Frederick Taransky
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

October 27, 2008	EMPLOYERS DIRECT CORPORATION
	By:	/s/ Ronald A. Groden
		Name:	Ronald A. Groden
		Title:	Vice Chairman, Executive Vice President & Chief Financial Officer

October 27, 2008	PLATTE RIVER INSURANCE COMPANY
	By:	/s/ Frederick Taransky
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

October 27, 2008	RSUI GROUP, INC.
	By:	/s/ Phillip McCrorie
		Name:	Phillip McCrorie
		Title:	Senior Vice President and Chief Financial Officer

CUSIP No.	896106200	13 G	Page	17	of	21 Pages

October 27, 2008	CAPITOL INDEMNITY CORPORATION
	By:	/s/ Frederick Taransky
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

October 27, 2008	CAPITOL SPECIALTY CORPORATION
	By:	/s/ Frederick Taransky
		Name:	Frederick Taransky
		Title:	Vice President and Chief Financial Officer

October 27, 2008	EMPLOYERS DIRECT INSURANCE COMPANY
	By:	/s/ Ronald A. Groden
		Name:	Ronald A. Groden
		Title:	Vice Chairman, Executive Vice President & Chief Financial Officer

October 27, 2008	RSUI INDEMNITY COMPANY
	By:	/s/ Phillip McCrorie
		Name:	Phillip McCrorie
		Title:	Senior Vice President and Chief Financial Officer

CUSIP No.	896106200	13 G	Page	18	of	21 Pages

EXHIBIT INDEX

Exhibit No.
A	Members of Filing Group
B	Joint Filing Agreement